Exhibit 10.4
                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of May 7, 1997, by and between THE ANTIGUA GROUP, INC., a Nevada corporation with its principal place of business in Scottsdale, Arizona (the "Company"), and GERALD
K. WHITLEY, a resident of the State of Arizona ("Employee").

                                    RECITALS

     A. Employee is currently Vice-President of Finance of the Company.

     B. Employee is currently an at-will employee of the Company.

     C. The Company manufactures and sells various types of apparel on a national and international basis.

     D. The Company and Employee desire to continue Employee's relationship with the Company and to memorialize the terms of Employee's employment with the Company.

                                    AGREEMENT

     1. Employment. The Company hereby continues to employ Employee as Vice President of Finance of the Company and Employee hereby accepts such continued employment upon the terms and conditions set forth herein. Employee shall continue to be employed by the Company in Scottsdale, Arizona. Employee shall not be required either by the Company or in the performance of his duties to relocate from the Metropolitan Phoenix area.

     2. Duties of Employment. Employee shall continue to serve as Vice President of Finance of the Company. In such capacity, Employee shall continue to perform such duties and services consistent with Employee's title and position as Vice President of Finance of the Company as the Company's Board of Directors may assign or delegate to him from time to time. As of the date hereof, such duties shall include primary responsibility for the following functions: accounting; budgeting; financial statements and financial reporting, including periodic reporting required by the Vancouver Stock Exchange and/or a U.S. national securities exchange; cash management; inventory control/management; accounts receivable and payable; credit and collections; fixed assets and depreciation; payroll; bank reports and loan compliance reports; income tax returns; sales tax payment and reporting; 401(k) reports and audits, and insurance (including workmen's compensation). Employee shall report directly to the Company's Chief Executive Officer.

     3. Term. This Agreement shall be effective upon the closing of the Stock Purchase Agreement dated April 21, 1997 (the

"Effective Date") and shall continue until terminated in accordance with Paragraph 5 hereof.

     4.   Compensation  and  Benefits.   Employee  will  receive  the  following
compensation for his services during his term of employment hereunder:

          (a) Salary. During the first year of this Agreement, Employee shall receive a base salary of $89,440 per year, payable in accordance with the standard payroll policies of the Company. Such salary shall be prorated for any partial year of employment by Employee hereunder. The base salary will be reviewed at least annually by the Company's Board of Directors, but in no event shall the base salary be less than that specified in this Section 4(a) during the term of this Agreement.

          (b) Bonuses. Employee shall participate in the Company's Executive Incentive Compensation Program at a bonus level equal to 15% of Employee's base salary. Such bonus shall be paid within sixty (60) days of the end of the Company's fiscal year and shall be prorated for any partial year of employment by Employee hereunder.

          (c) Stock Options. Concurrently with the execution of this Agreement, Employee has been granted an option to purchase up to 300,000 shares of the Common Stock of the Company's parent, Southhampton Enterprises Corp. ("Parent"), pursuant to Parent's Executive and Employee Stock Option Plan (the "Plan"), exercisable at any time during the two (2) year period after the date of grant, at an exercise price per share equal to the market price of Parent's Common Stock on the date hereof. The number and exercise price of such options is subject to adjustment to reflect the reverse split of Parent's Common Stock to be effected after the date hereof. Such options are vested in full as of the date hereof Employee shall also participate in the Plan on a going-forward basis.

          (d) Medical Insurance. The Company will provide coverage for Employee and his dependents during the term of Employee's employment under the Company's health insurance policy.

          (e) Due Under Promissory Note and Stock Repurchase Agreement. Employee is the Payee under a Second Amended and Restated Promissory Note from the Company (the "Promissory Note"). Employee is also entitled to certain payments from the Company pursuant to the term of a Stock Repurchase Agreement dated July 1, 1993 (the "Stock Repurchase Agreement"). Upon the Effective Date: (i) the Company will pay Employee a total of $83,654.75 due under the Promissory Note;
(ii) Parent will issue to Employee a total of 150,600 shares of Common Stock of Parent and Warrants to purchase up to 75,300 additional shares of Common Stock of Parent at an exercise price of $1.00 per share, and (iii) the Company will execute an Amendment to the Second Amended and Restated Promissory Note in the form attached hereto as Exhibit "I" which embodies the parties' agreement concerning the foregoing and the remaining payments due to Employee under the Note and the Stock Repurchase Agreement.

          (f) Other Management Incentive Programs and Benefits. Employee shall be eligible to participate in all other incentives and benefit programs of the Company and Parent as are from time to time in effect and offered to other senior executive employees of the Company and Parent.

     5. Termination. This Agreement will continue in full force and effect until termination by the parties. This Agreement may be terminated by the parties only in the following ways (i) it may be renegotiated and replaced by a written agreement signed by both parties, (ii) the Company may terminate this Agreement with or without "Cause," as defined below; or (iii) Employee may terminate this Agreement with or without "Good Reason," as defined below;

     6. Termination by the Company.

          (a) Termination For Cause. The Company may terminate this Agreement and Employee's employment for Cause at any time upon written notice.

          For purposes of this Agreement, "Cause" shall be limited to discharge resulting from a good faith and reasonable determination by the Board of Directors of the Company that Employee: (i) has been convicted of a felony involving dishonesty, fraud, theft or embezzlement; (ii) on more than one occasion, has willfully failed or refused in a material respect, after prior written notice from the Company, to follow the reasonable and lawful policies or directives established by the Company for its employees of comparable seniority, or (iii) on more than one occasion has willfully failed or refused, after prior written notice from the Company, to attend to the material duties or obligations, consistent with Employee's position hereunder, reasonably imposed upon him under this Agreement.

          If this Agreement and Employee's employment hereunder is terminated for Cause, Employee shall receive no Severance Benefits as otherwise may have been provided pursuant to Section 9.

          (b) Termination Without Case. The Company also may terminate this Agreement and Employee's employment hereunder, without Cause at any time by giving ninety (90) days prior written notice to Employee. In the event this Agreement and Employee's employment hereunder are terminated by the Company without Cause, Employee shall receive Severance Benefits pursuant to Section 9.

     7. Termination by Employment. Employee may terminate this Agreement and his employment hereunder with or without "Good Reason" in accordance with the provisions of this Section 7.

          (a) Termination For Good Reason. Employee may terminate this Agreement and his employment hereunder for "Good Reason" by giving written notice to the Company within thirty (30) days, or such longer period as may be agreed to in writing by the Company, of Employer's receipt of notice of the occurrence of any event constituting "Good Reason," as described below.

          Employee shall have "Good Reason" to terminate this Agreement and his employment hereunder upon the occurrence of any of the following events: (i) Employee is in any way demoted (whether such demotion is by reduction in title or a reduction 'in authority, responsibilities or duties) to a position of less stature or importance within the Company than the position described in Sections 1 and 2; (ii) Employee is required to relocate to an employment location other than the Metropolitan Phoenix area; or (iii) Employee's annual base salary as determined pursuant to Section 4 hereof is reduced to a level that is more than ten percent (10%) less than the annual salary paid to Employee during any prior contract year, unless, (y) Employee has agreed in writing to that reduction or
(z) the salaries of the entire senior management staff are reduced on a pro rata basis according to a policy established by the Company's Board of Directors.

          If Employee terminates this Agreement and his employment for Good Reason Employee shall receive Severance Benefits pursuant to Section 9.

          (b) Termination Without Good Reason. Employee also may terminate this Agreement and his employment without Good Reason at any time by giving ninety
(90) days prior written notice to the Company. If Employee terminates this Agreement and his employment hereunder without Good Reason, Employee shall not be entitled to receive Severance Benefits pursuant to Section 9. In this event, if so requested by the Company, Employee agrees to cooperate with the Company in the location of Employee's successor and to participate in the training of such successor.

     8. Death or Disability. This Agreement will terminate automatically on Employee's death. Any salary or other amounts due to Employee for services rendered or expenses incurred prior to his death shall be paid to Employee's surviving spouse, or if Employee does not leave a surviving spouse, to Employee's estate, within thirty (30) days of the death of Employee. No other benefits shall be payable to Employee's heirs pursuant to this Agreement, but amounts may be payable pursuant to any life insurance or other benefit plans maintained by the Company for the benefit of Employee or his designee.

          The Company agrees to purchase and maintain during the term hereof, a disability policy for Employee with coverage levels and other terms to be determined by the Company's Compensation Committee

     9. Severance Benefits. If this Agreement and Employee's employment hereunder are terminated without Cause by the Company pursuant to Section 6(b) hereof or if Employee elects to terminate this Agreement for Good reason pursuant to Section 7(a) hereof, Employee shall receive the "Severance Benefits" provided by this Section 9. The Severance Benefits shall begin immediately following termination of employment and will continue to be payable for a period of six (6) months thereafter.

          The Employee's "Severance Benefits" shall consist of the continuation of (i) the Employee's salary then in effect as determined pursuant to Section 4;
(ii) the continuation of any health, life, disability, or other insurance benefits that Employee was receiving as of his last day of active employment; and (iii) the immediate vesting of any and all unvested stock options existing on the date of termination. If a particular insurance benefit may not be continued for any contractual reason, the Company shall pay the cash equivalent to the Employee on a monthly basis or in a single lump sum. The amount of the cash equivalent of the benefit and whether the cash equivalent will be paid in monthly installments or in a lump sum will be determined by the Company in the exercise of its good faith and reasonable discretion.

          If Employee voluntarily terminates this Agreement and his employment without Good Reason; or if the Company terminates the Agreement and Employee's employment hereunder for Cause, Employee shall receive any unpaid salary to the effective date of termination but shall not receive any other Severance Benefits. No Severance Benefits or unearned salary are payable in the event of Employee's death.

     10. Other Benefits. Employee will be entitled to participate in any benefit plans, including, but not limited to, 401(K), retirement plans, stock option plans, phantom stock plans, life insurance plans and health and dental plans generally available to other Company or Parent employees of comparable seniority, subject to any restrictions (excluding waiting periods and preexisting condition exclusions relative to health, life and dental plans) specified in those plans.

          Employee is entitled to paid vacation during each year of the contract according to the vacation policy for other employees of comparable seniority to be established by the Company's Compensation Committee.

          Employee shall be timely reimbursed for all reasonable out-of-pocket expenses incurred by Employee for the benefit or account of the Company

     11. Confidentiality. Employee acknowledges that Employee has received and contributed to the production of Confidential Information, and that Employee may continue to receive and contribute to the production of Confidential Information in the future. For purposes of this Agreement, Employee agrees that "Confidential Information" shall mean information or material proprietary to the Company or designated as Confidential Information by the Company and not generally known by non-Company personnel, which Employee develops or to which Employee may obtain knowledge or access through or as a result of Employee's relationship with the Company (including information conceived, originated, discovered or developed in whole or in part by Employee). Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): discoveries, inventions, ideas, concepts, research, development, processes, procedures, "know-how", formulae, marketing techniques and materials, marketing and development plans, business plans, customer names and other information related to customers, price lists, pricing policies, financial information employee compensation and computer programs and systems. Confidential Information also includes any information described above which the Company obtains from another party and which the Company or such third party treats as proprietary or designates as Confidential Information, whether or not owned by or developed by the Company, and as to which the Company is required to sign a confidentiality agreement or agrees in another fashion to treat such information as confidential; provided, however, that Employee is provided with a copy of such third-party confidentiality agreement or is otherwise fully informed of such other form of confidentiality agreement at the time such agreement is entered into by the Company. Employee acknowledges that the Confidential Information derives independent economic value, actual or potential from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Information publicly known without breach of this Agreement that is generally employed by the trade at or after the time Employee first learns of such information, or generic information or knowledge which Employee would have learned in the course of similar employment or work elsewhere in the trade, shall not be deemed part of the Confidential Information. Employee further agrees:

          11.1 To furnish the Company on demand, at any time during or after employment, a complete fist of the names and addresses known to employee of all present, former and potential customers and other contacts gained while an employee of the Company, whether or not in the possession or within the knowledge of the Company.

          11.2 That all notes, memoranda, documentation and records in any way incorporating or reflecting any Confidential Information shall belong exclusively to the Company and Employee agrees to turn over all copies of such materials in Employee's control to the Company upon request or upon termination of Employee's employment with the Company.

          11.3 That while employed by the Company and thereafter Employee will hold in confidence and not directly or indirectly reveal report, publish, disclose or transfer any of the Confidential Information to any person or entity, or utilize any of the Confidential Information for any purpose, except in the course of Employee's work for the Company.

          11.4 That any ideas in whole or in part conceived or made by Employee during the term of this employment or relationship with the Company which are made through the use of any of the Confidential Information of the Company or any of the Company's equipment, facilities, trade secrets or time, or which result from any work performed by Employee for the Company, shall belong exclusively to the Company and shall be deemed a part of the Confidential Information for purposes of this Agreement. Employee hereby assigns and agrees to assign to the Company all rights in and to such Confidential Information whether for purposes of obtaining patent or copyright protection or otherwise. Employee shall acknowledge and deliver to the Company, without charge to the Company (but at its expense) such written instruments and do such other acts, including giving testimony in support of Employee's authorship or inventorship, as the case may be, necessary in the opinion of the Company to obtain patents or copyrights or to otherwise protect or vest in the Company the entire right and title in and to the Confidential Information.

     12. Non-Competition During Employment. Employee agrees that during the term of Employee's employment with the Company, Employee will devote all of Employee's business time and effort to and give undivided loyalty to the Company, and will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with the Company or solicit, or in any other manner work for or assist any business which is competitive with the Company. During the term of Employee's employment by the Company, Employee will undertake no planning for or organization of any business activity competitive with the Company, and Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

     13. Non-Competition After Employment. The Company and Employee acknowledge that Employee will acquire much knowledge and information concerning the business of the Company as the result of Employee's employment. Competition by Employee in that business after this Agreement is terminated would severely injure the Company. Accordingly, provided that the Company is not in material breach under this Agreement, until six months from the earlier of (y) the expiration of the term of this Agreement, or (z) the date Employee's employment with the Company is terminated for any reason whatsoever, Employee will not:

          13.1 Within any jurisdiction or marketing area in which the Company is doing business or is qualified to do business, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of or be connected in any manner with, any business of the type and character engaged and competitive with that conducted by the Company. For purposes of interpreting the preceding sentence, the parties acknowledge that while the Company currently competes in the apparel industry, this provision should not prohibit Employee from participating in the entire apparel industry, but only those segments of the apparel industry which compete with the Company's products and services. For these purposes, ownership of securities of not in excess of 5% of the stock of a company that is publicly traded on a national securities exchange or is quoted on an automated quotation system of a national securities association and is part of a national market system shall not be considered to be competition with the Company or any of its affiliates.

          13.2 Persuade or attempt to persuade any potential customer or client to which the Company or any of its affiliates has made a proposal or sale, or with which the Company or any of its affiliates has been having discussions, not to transact business with the Company or such affiliate, or instead to transact business with another person or organization.

          13.3 Solicit the business of any company which is a customer or client of the Company or any of its affiliates at any time during Employee's employment by the Company, or with its customer or client within two years prior to the date of this Agreement; provided, however, if Employee becomes employed by or represents a business that exclusively sells products that are wholly dissimilar from products then marketed or intended to be marketed by the Company, such contact shall be permissible;

          13.4 Solicit, endeavor to entice away from the Company or any of its affiliates, or otherwise interfere with the relationship of the Company or any of its affiliates with, any person who is employed by or otherwise engaged to perform services for the Company or any of its affiliates, whether for Employee's account or for the account of any other person or organization.

     14. Injunctive Employee agrees that it would be difficult to measure the damage to the Company from any breach by Employee of the covenants set forth herein, that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee should breach
Sections 11, 12 or 13 of this Agreement, the Company shall be entitled, in addition to and without limitation of all other remedies it may have, to injunctions or other appropriate orders to restrain any such breach without showing or proving any actual damage to the Company. This Section shall survive termination of Employee's employment.

     15. Governing Law. This Agreement shall be interpreted and construed under the laws of the State of Arizona, which laws shall prevail in the event of any conflict of law. This Agreement and the obligations hereunder are made and performable in Maricopa County, Arizona, which shall be the exclusive venue for any litigation hereunder.

     16. Modification of Contract. No waiver or modification of this Agreement shall be valid unless it is in writing and duly executed by both parties.

     17. Judicial Modification of Agreement. If the period of time or the area specified in Section 11, 12 or 13 herein should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Employee violates any of the restrictions contained in Sections 11, 12 or 13 of this Agreement, then the restrictive period contained in Section 13 shall not in favor of Employee from the time of the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company.

     18. Notices. Any notice to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Notices shall be addressed to the parties at the following addresses and shall be effective upon receipt:

     If to the Company:         The Antigua Group, Inc.
                                9319 N. 94th Way
                                Scottsdale, Arizona 85258
                                Attention: Chief Executive Officer

     If to Employee:            Mr. Gerald K. Whitley
                                10305 E. Jenan Drive
                                Scottsdale, Arizona 85260

     19. Entire Agreement. Agreement contains the complete agreement concerning the employment arrangement between the Company and Employee. This Agreement supersedes any previous agreements or understandings between the parties, including but not limited to the Confidentiality and Non-Competition Agreement between the Company and Employee.

     20. Attorneys' Fees. In the event of a dispute or litigation arising hereunder, the successful party in such dispute or litigation shall be entitled to recover its costs and reasonable attorneys' fees from the other parties to such dispute or litigation.

     21. Dispute Resolution.

     (a) Mediation. Any and all disputes arising under, pertaining to or touching upon this Agreement, or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to
Section 21(b). Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the executive business address of the President of the Company, and at the last known residence address of Employee, respectively. The demand shall set forth reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Phoenix, Arizona within thirty (30) days of the date of selection or appointment of the mediator.

     (b) Selection of Mediator. The parties shall select the mediator from a panel list made available by the Phoenix, Arizona office of the American Arbitration Association (the "AAA"). If the parties are unable to agree to a mediator within ten (10) days of receipt of a demand for mediation, the mediator shall be chosen by alternatively striking from a list of five (5) mediators obtained from the AAA. The Company shall have the first strike.

     22. Effective Date. This Agreement shall be effective as of the Effective Date

DATED on May 7, 1997.

THE ANTIGUA GROUP, INC.

By /s/ L. Steven Haynes                              /s/ Gerald K. Whitley
L. Steven Haynes                                     Gerald K. Whitley
Its Chief Executive Officer

              COMPANY                                          EMPLOYEE